Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-214887, 333 45267, 333-112062, 333-140903, 333-171291, 333-177787, and 333-192289 on Form S-8 and 333-208009 on Form S-3 of Avnet, Inc. and subsidiaries (the Company) of our report dated August 16, 2017, with respect to the consolidated balance sheets of the Company as of July 1, 2017 and July 2, 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended July 1, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 1, 2017, which report appears in the July 1, 2017 annual report on Form 10-K of the Company.

Our report dated August 16, 2017, on the effectiveness of internal control over financial reporting as of July 1, 2017, contains an explanatory paragraph that states the Company acquired Premier Farnell Plc (PF) on October 17, 2016. Management excluded PF from its assessment of the effectiveness of the Company’s internal control over financial reporting as of July 1, 2017. PF represented approximately 15% of the Company’s total consolidated assets as of July 1, 2107, and approximately 5% of the Company’s total consolidated sales for the fiscal year ended July 1, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of PF.

/s/ KPMG LLP

Phoenix, Arizona

August 16, 2017